                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, DC  20549


                                     SCHEDULE 13G
                                    (RULE 13d-102)


               INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                                  PURSUANT TO 13d-2
                                 (AMENDMENT NO. 1)(1)


                                WHITTAKER CORPORATION
                                ---------------------
                                   (Name of Issuer)

                                     COMMON STOCK
                                     ------------
                            (Title of Class of Securities)

                                     966680 40 7
                                     -----------
                                    (CUSIP Number)



               (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          / /  Rule 13d-1(b)
          /X/  Rule 13d-1(c)
          / /  Rule 13d-1(d)






------------------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

       The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


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-----------------------------------          -----------------------------------
 CUSIP NO.      966680 40 7           13G     Page 2 of 8 Pages
-----------------------------------          -----------------------------------
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON:
              CANYON CAPITAL ADVISORS LLC
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /X/  (b) / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
              DELAWARE
--------------------------------------------------------------------------------
      NUMBER       5   SOLE VOTING POWER
        OF                    2,074,550
      SHARES     ---------------------------------------------------------------
   BENEFICIALLY    6   SHARED VOTING POWER
     OWNED BY                 0
       EACH      ---------------------------------------------------------------
    REPORTING      7   SOLE DISPOSITIVE POWER
      PERSON                  2,074,550
       WITH      ---------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              2,074,550
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                       / /
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              18.2%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*
              IA
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------          -----------------------------------
 CUSIP NO.      966680 40 7           13G     Page 3 of 8 Pages
-----------------------------------          -----------------------------------
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
              MITCHELL R. JULIS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) /X/  (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
              UNITED STATES
--------------------------------------------------------------------------------
      NUMBER       5   SOLE VOTING POWER
        OF                    0
      SHARES     ---------------------------------------------------------------
   BENEFICIALLY    6   SHARED VOTING POWER
     OWNED BY                 2,074,550
       EACH      ---------------------------------------------------------------
    REPORTING      7   SOLE DISPOSITIVE POWER
      PERSON                  0
       WITH      ---------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                              2,074,550
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              2,074,550
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                       / /
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              18.2%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*
              IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------          -----------------------------------
 CUSIP NO.      966680 40 7           13G     Page 4 of 8 Pages
-----------------------------------          -----------------------------------
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
              JOSHUA S. FRIEDMAN
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) /X/  (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
              UNITED STATES
--------------------------------------------------------------------------------
      NUMBER       5   SOLE VOTING POWER
        OF                    0
      SHARES     ---------------------------------------------------------------
   BENEFICIALLY    6   SHARED VOTING POWER
     OWNED BY                 2,074,550
       EACH      ---------------------------------------------------------------
    REPORTING      7   SOLE DISPOSITIVE POWER
      PERSON                  0
       WITH      ---------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                              2,074,550
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              2,074,550
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                       / /
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              18.2%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*
              IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------          -----------------------------------
 CUSIP NO.      966680 40 7           13G     Page 5 of 8 Pages
-----------------------------------          -----------------------------------
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
              R. CHRISTIAN B. EVENSEN
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) /X/  (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
              UNITED STATES
--------------------------------------------------------------------------------
      NUMBER       5   SOLE VOTING POWER
        OF                    0
      SHARES     ---------------------------------------------------------------
   BENEFICIALLY    6   SHARED VOTING POWER
     OWNED BY                 2,074,550
       EACH      ---------------------------------------------------------------
    REPORTING      7   SOLE DISPOSITIVE POWER
      PERSON                  0
       WITH      ---------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                              2,074,550
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              2,074,550
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                       / /
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              18.2%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*
              IN
--------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).     NAME OF ISSUER:

               Whittaker Corporation

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1955 N. Surveyor Avenue
               Simi Valley, California  93063

ITEM 2(a).     NAME OF PERSON FILING:

               This schedule is being filed on behalf of the following persons*:

               (i)    Canyon Capital Advisors LLC ("CCA")
               (ii)   Mitchell R. Julis
               (iii)  Joshua S. Friedman
               (iv)   R. Christian B. Evensen

               CCA is the investment advisor to the following persons:

               (i)    The Value Realization Fund, L.P. ("VRF")
               (ii)   The Value Realization Fund B, L.P. ("VRFB")
               (iii)  The Canyon Value Realization Fund (Cayman), Ltd. ("CVRF")


               * Attached as Exhibit A is a copy of an agreement between the Persons filing (as specified hereinabove) that this
                      Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               The principal business office of the persons comprising the group filing this Schedule 13G is located at 9665 Wilshire Boulevard, Suite 200, Beverly Hills, CA 90212.

ITEM 2(c).     CITIZENSHIP:

               CCA:                       a Delaware limited liability company
               VRF:                       a Delaware limited partnership
               VRFB:                      a Delaware limited partnership
               CVRF:                      a Cayman Islands corporation
               Mitchell R. Julis:         United States
               Joshua S. Friedman:        United States
               R. Christian B. Evensen:   United States


                                        6 of 8
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ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               The class of securities beneficially owned by the persons filing this statement is common stock.

ITEM 2(e).     CUSIP NUMBER:

               96668 0 407

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS
               BOX:   /X/

ITEM 4.        OWNERSHIP:

               The information in items 1 and 5 through 11 on the cover pages (pp.2-5) on Schedule 13G is hereby incorporated by reference.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. / /

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               CCA is an investment advisor to various managed accounts, including VRF, VRFB, and CVRF, with the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. Messrs. Julis, Friedman and Evensen are the sole general partners of entities which own 100% of CCA.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not applicable.


                                        7 of 8
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ITEM 10.       CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 4, 1999

CANYON CAPITAL ADVISORS LLC,              R. CHRISTIAN B. EVENSEN
a Delaware limited liability company



By:     /s/ MITCHELL R. JULIS             /s/ R. CHRISTIAN B. EVENSEN
        ----------------------------      ---------------------------
        Name:   Mitchell R. Julis         R. Christian B. Evensen
                --------------------
        Title:  Managing Director


MITCHELL R. JULIS                         JOSHUA S. FRIEDMAN




/s/ MITCHELL R. JULIS                     /s/ JOSHUA S. FRIEDMAN
---------------------------               ---------------------------
Mitchell R. Julis                         Joshua S. Friedman


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